Exhibit 10.1

AMENDMENT NO. 3 TO CREDIT AGREEMENT

This Amendment No. 3 to Credit Agreement (this “Amendment”) dated as of September 23, 2015, is made by and between KORN/FERRY INTERNATIONAL, a Delaware corporation (“Borrower”) and WELLS FARGO BANK, NATIONAL ASSOCIATION (“Bank”).

RECITALS

This Amendment is made with reference to the following facts:

A. Borrower is currently indebted to Bank pursuant to the terms and conditions of that certain Credit Agreement between Borrower and Bank dated as of January 18, 2013 (as amended from time to time, the “Credit Agreement”). Capitalized terms used herein and not otherwise defined herein shall have the meanings set forth for such terms in the Credit Agreement as amended hereby.

B. Previously, Borrower informed Bank that it is contemplating consummating the Project Accelerate Acquisition.

C. Borrower has requested that Bank agree to amend the Credit Agreement to (i) decrease the Line of Credit Amount to $100,000,000, (ii) include the Term Commitment (as defined below) to allow for the Project Accelerate Acquisition and (iii) make certain other changes to the terms of the Credit Agreement. Subject to the terms and conditions set forth herein, Bank is willing to grant such accommodations to Borrower as more specifically set forth below.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and benefits contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, Borrower and Bank agree as follows:

1.     AMENDMENTS TO CREDIT AGREEMENT.

1.1 Section 1.1 - Definitions (Amended and Restated). The definitions of “Adjusted EBITDA,” “Line of Credit Amount,” “Line of Credit Maturity Date,” “Loan Documents”, “Obligors” and “Tax Preferred Subsidiary” in Section 1.1 of the Credit Agreement are hereby amended and restated in their entirety to read as follows:

“Adjusted EBITDA” means, with respect to any fiscal period of Borrower and its Subsidiaries, the sum of (determined on a consolidated basis and without duplication) the following: (a) (i) net profit (before tax and equity in earnings of unconsolidated Subsidiaries) for such period and (ii) the amount of dividends or other distributions paid in cash during such period by an unconsolidated subsidiary of Borrower, and, in each case to the extent included in the computation of the foregoing clause (a) for such period, minus (b) the amount of any non-recurring gains (excluding, however, cash, non-recurring gains relating to previously expensed items that do not exceed in the aggregate the greater of

(i) $5,000,000 and (ii) 5.00% of Adjusted EBITDA for the trailing twelve-month period ending on the last day of such period), plus (c) interest expense, plus (d) depreciation expense and amortization expense, plus (e) non-cash capital stock-based compensation to officers and employees (including in connection with the vesting of stock options in Borrower), plus (f) Permitted Addbacks, plus (g) non-cash, non-recurring charges, and (h) plus non-cash charges or minus non-cash gains related to fair value adjustments.

To the extent that the Project Accelerate Acquisition has been consummated, for purposes of calculating the covenants set forth in Section 5.9(a) and (b), the Adjusted EBITDA attributable to the Subsidiaries acquired pursuant to the Project Accelerate Acquisition shall be for the applicable four fiscal quarter period (i) the actual results for such Subsidiaries as are included in the consolidated financial statements of Borrower and (ii) for the results for such Subsidiaries not included in the consolidated financial statements of Borrower, an amount equal to the product of (I) the quotient obtained by dividing (A) the number of calendar months in such four fiscal quarter period for which the results for such Subsidiaries are not included in the consolidated financial statements of Borrower by (B) 12 and (II) the “Pro Forma EBITDA, diligence adjusted” attributable to the Subsidiaries acquired pursuant to the Project Accelerate Acquisition as set forth on the Accelerate “Pro Forma EBITDA, diligence adjusted” schedule, dated September 2, 2015, delivered by Borrower’s counsel to Bank via electronic email on Monday, September 21, 2015, at 2:28 p.m. PST, and received by Bank on September 21, 2015, at 2:28 p.m. PST.

“Line of Credit Amount” means, $100,000,000, provided that such amount may be reduced from time to time pursuant to Section 2.1(c)

“Line of Credit Maturity Date” means September 23, 2020.

“Loan Documents” means, collectively, this Agreement, the Line of Credit Note, the Term Commitment Note, the Subsidiary Guaranty, any Letter of Credit Document, and any other certificates, documents or agreements of any type or nature heretofore or hereafter executed or delivered by Borrower, any other Obligor and/or any other Person to Bank in any way relating to or in furtherance of this Agreement, in each case either as originally executed or as the same may from time to time be supplemented, modified, amended, restated or extended.

“Obligors” means, collectively, Borrower, each Person executing the Subsidiary Guaranty and any other Person that, either on or after the Closing Date, becomes a guarantor of all or any part of the Line of Credit or Term Commitment and, in each case where any of the foregoing is a partnership, each general partner thereof.

“Tax Preferred Subsidiary” means (a) a Subsidiary of Borrower that is a controlled foreign corporation (within the meaning of Section 957(a) of the Code) with respect to which Borrower (or any corporation which in addition to Borrower is a member of an affiliated group, within the meaning of Section 1504(a) of the Code, for which a consolidated return is filed pursuant to Section 1501 of the Code) is a United States shareholder within the meaning of Section 951(b) of the Code, (b) any Subsidiary that is owned directly or indirectly by an entity described in clause (a) of this definition, (c) any Subsidiary of Borrower substantially all of the assets of which consist of (i) Equity Interests or other securities of one or more entities described in clause (a) of this definition (or are treated as consisting of such assets for U.S. federal income tax purposes) or (ii) any Indebtedness or accounts receivable owed by any entity described in clause (a) of this definition or treated as owed by any such entity for U.S. federal income tax purposes and (d) a Foreign Subsidiary of Borrower which is treated as a disregarded entity or partnership for United States of America tax purposes pursuant to the entity classification rules under Section 7701 of the Code.

1.2 Section 1.1 - Definition of Permitted Acquisition. Clause (g) of the definition of “Permitted Acquisition” contained in Section 1.1 of the Credit Agreement is amended and restated in its entirety to read as follows:

(g) After giving effect to such acquisition and the purchase price to be paid in connection therewith (i) Domestic Liquidity shall not be less than $50,000,000, (ii) the aggregate amount of consideration paid with respect to all acquisitions shall not exceed $100,000,000 in any fiscal year of Borrower except that during the fiscal year ending April 30, 2016, the foregoing limitation shall not include consideration paid with respect to the Project Accelerate Acquisition if, and only if, the Project Accelerate Acquisition occurs during such fiscal year, (iii) the aggregate amount of consideration paid with respect to all acquisitions plus the aggregate amount of dividends and distributions paid by Borrower pursuant to Section 6.6(c) and Share Repurchases shall not exceed $135,000,000 in any fiscal year of Borrower except that during the fiscal year ending April 30, 2016, the foregoing limitation shall not include consideration paid with respect to the Project Accelerate Acquisition if, and only if, the Project Accelerate Acquisition occurs during such fiscal year.

1.3 Section 1.1 - Definition of Permitted Investments. The definition of “Permitted Investments” contained in Section 1.1 of the Credit Agreement is amended by deleting the “and” at the end of clause (m), replacing the period at the end of clause (n) with a semicolon, and adding the following new clauses (o) and (p):

(o)(i) (x) an intercompany loan and/or indirect cash capital contribution from the Borrower to Korn Ferry Global Holdings (UK) Limited (“GHUK2”), which loan and/or capital contribution will include, but not be limited to, the proceeds of the Term Loan and (y) any capital contribution of shares of common stock of the Borrower to a Subsidiary that is not an Obligor, in each of clauses (x) and (y) in order to provide consideration for, and consummate, the Project Accelerate Acquisition; and

(p) capital contributions of Equity Interests of Subsidiaries in order to consummate a Foreign Operations Consolidation that does not violate Section 6.8.

1.4 Section 1.1 - Definition of Indebtedness. The last sentence of the definition of “Indebtedness” contained in Section 1.1 of the Credit Agreement is amended and restated to read as follows:

For the avoidance of doubt, the obligation of any Person to pay an “earn-out” or similar contingent consideration obligation in respect of an acquisition (whether of Equity Interests or assets) shall not constitute “Indebtedness” until the date that is sixty (60) days after such obligation has been deemed (and treated as) a non-contingent liability in accordance with GAAP (including without limitation in the event such earn-out or similar obligation becomes the subject of an interest-bearing note or similar instrument).

1.5 Section 1.1 - Definitions (New). The following definitions of “Amendment No. 3,” “Amendment No. 3 Effective Date,” “Draw,” “Draw Date,” “GHUK2”, “Permitted Addbacks,” “Project Accelerate Acquisition,” “Project Accelerate Acquisition Agreement,” “Project Accelerate Acquisition Closing Date,” “Seller”, “Seller Representations”, “Specified Representations”, “Term Commitment,” “Term Commitment Note”, “Term Loan”, “Term Loan Maturity Date” and “Unused Term Commitment Fee” are hereby added to Section 1.1 of the Credit Agreement in the appropriate alphabetical place:

“Amendment No. 3” means that certain Amendment No. 3 to Credit Agreement, dated as of September 23, 2015, between Borrower and Bank.

“Amendment No. 3 Effective Date” means the “Effective Date” as defined in Amendment No. 3.

“Draw” is defined in Section 2.5(a).

“Draw Date” is defined in Section 2.5(a).

“GHUK2” is defined in the definition of Permitted Investments.

“Permitted Addbacks” means (i) restructuring charges described in Borrower’s public filings (whether in cash or non-cash), including those resulting from Permitted Acquisitions, (ii) retention bonuses assumed by the seller in connection with the Project Accelerate Acquisition and (iii) adjustments for that portion of revenue that would have been recorded in the relevant period, had the balance of deferred revenue (unearned income) recorded on the closing balance sheet and before application of purchase accounting adjustments, not been adjusted downward to fair value on the opening balance sheet in accordance with GAAP purchase accounting rules. “Permitted Addbacks” shall be limited to an aggregate amount of (i) $25,000,000 for the period ending on April 30, 2016, (ii) $45,000,000 for the period beginning on May 1, 2016 and ending on April 30, 2017, (iii) $35,000,000 for the period beginning on May 1, 2017 and ending on April 30, 2018, (iv) $30,000,000 for the period beginning on May 1, 2018 and ending on April 30, 2019 or (v) $25,000,000 for the period beginning on May 1, 2019 and ending on October 31, 2019.

“Project Accelerate Acquisition” means a proposed acquisition by Borrower of a global provider of data driven products and services that address global talent needs and compensation consulting as more particularly disclosed by Borrower to Bank prior to the Amendment No. 3 Effective Date and referred to as “Project Accelerate.”

“Project Accelerate Acquisition Agreement” means the Stock Purchase Agreement between HG (Bermuda) Limited and the Borrower, dated as of September 23, 2015, as modified or amended in a manner that is not materially adverse to the Bank, it being understood and agreed that (a) any change to the definition of “Company Material Adverse Effect” contained in the Project Accelerate Acquisition Agreement in effect as of the date hereof shall be deemed to be materially adverse to the Bank, (b) any increase or reduction in the purchase price for the Project Accelerate Acquisition as described in the Project Accelerate Acquisition Agreement in effect as of the date hereof shall not be deemed to be materially adverse to the Bank so long as (i) any increase in the purchase price shall not be funded with additional Indebtedness and (ii) any reduction in the purchase price shall be allocated to reduce the Bank’s obligation to fund the Draw under the Term Commitment, (c) any assignment by Borrower of its rights under the Project Accelerate Acquisition Agreement to GHUK2 in accordance with the terms of the Project Accelerate Acquisition Agreement in effect as of the date hereof shall not be deemed to be materially adverse to bank, (d) any waiver by HG (Bermuda) Limited of its rights under Section 6.3 of the Project Accelerate Acquisition Agreement in effect as of the date hereof shall not be deemed to be materially adverse to the Bank.

“Project Accelerate Acquisition Closing Date” means the closing date of the Project Accelerate Acquisition.

“Seller” means HG (Bermuda) Limited, an exempted company incorporated with limited liability under the laws of Bermuda.

“Seller Representations” is defined in Section 2.5(d).

“Specified Representations” means the representations and warranties made by the Borrower set forth in the first sentence of Section 3.1, Section 3.2, clause (a) of Section 3.3 of the Credit Agreement and clause (b) of Section 3.3 of the Credit Agreement with respect to impact of the execution, delivery and performance of the Loan Documents.

“Term Commitment” is defined in Section 2.5(a).

“Term Commitment Note” is defined in Section 2.5(a).

“Term Loan” is defined in Section 2.5(a).

“Term Loan Maturity Date” means September 23, 2020.

“Unused Term Commitment Fee” is defined in Section 2.6(c).

1.6 Section 1.1 - Definitions (Deleted). Each of the definitions of “Greenshoe Option” and “Project Wellness Acquisition” is hereby deleted from Section 1.1 in its entirety.

1.7 Section 2.1(a) Line of Credit. Section 2.1(a) of the Credit Agreement is hereby amended in its entirety to read as follows:

(a) Line of Credit. Subject to the terms and conditions of this Agreement, Bank hereby agrees to make Revolving Advances to Borrower from time to time up to and including the Line of Credit Maturity Date, not to exceed at any time the then applicable Line of Credit Amount (the “Line of Credit”), the proceeds of which shall be used for Borrower’s working capital requirements and general corporate purposes, including Permitted Acquisitions, payment of dividends and distributions permitted pursuant to Section 6.6(c), Share Repurchases permitted pursuant to Section 6.6(d) and other permitted uses identified herein. Borrower’s obligation to repay Revolving Advances under the Line of Credit shall be evidenced by a second amended and restated revolving line of credit note dated as of September 23, 2015 (“Line of Credit Note”), in the form of Exhibit B, all terms of which are incorporated herein by this reference.

1.8 Section 2.1(b) - Optional Increase in Line of Credit Amount. Section 2.1(b) of the Credit Agreement is struck from the agreement and amended to read in its entirety as follows:

(b) [Intentionally omitted.]

1.9 Section 2.1(d) - Letter of Credit Subfeature. The first sentence of Section 2.1(d) is amended to read in its entirety as follows:

As a subfeature under the Line of Credit, Bank agrees from time to time during the term thereof to issue or cause an affiliate to issue standby letters of credit for the account of Borrower to finance Borrower’s and its Material Subsidiaries’ working capital requirements (each, a “Letter of Credit” and collectively, “Letters of Credit”); provided however, that the aggregate undrawn amount of all outstanding Letters of Credit shall not at any time exceed Twenty-Five Million Dollars ($25,000,000).

1.10 Section 2.1(e) - Borrowing and Repayment. Section 2.1(e) of the Credit Agreement is amended to read in its entirety as follows:

(e) Borrowing and Repayment. Borrower may from time to time during the term of the Line of Credit borrow, partially or wholly repay its outstanding borrowings under the Line of Credit, and reborrow, subject to all of the limitations, terms and conditions contained herein or in the Line of Credit Note; provided however, that the total outstanding borrowings under the Line of Credit shall not at any time exceed the then applicable Line of Credit Amount.

1.11 Section 2.3 - Collection of Payments. Section 2.3 of the Credit Agreement is amended to read in its entirety as follows:

SECTION 2.3 COLLECTION OF PAYMENTS. Borrower authorizes Bank to collect all principal and interest due under the Line of Credit and the Term Commitment, the Unused Commitment Fee, the Unused Term Commitment Fee, the Letter of Credit Fees and all other fees and expenses charged or otherwise to be reimbursed by Borrower under or in respect of any of the Loan Documents, by charging Borrower’s deposit account number 4945044147 with Bank, or any other deposit account maintained by Borrower with Bank for the full amount thereof. Should there be insufficient funds in any such deposit account to pay all such sums when due, the full amount of such deficiency shall be immediately due and payable by Borrower.

1.12 Section 2.4 - Guaranties. Section 2.4 of the Credit Agreement is amended to read in its entirety as follows:

SECTION 2.4 GUARANTIES. The payment and performance of all Indebtedness and other Obligations of Borrower to Bank under the Line of Credit and Term Commitment shall be guaranteed jointly and severally by each Material Non-TP Subsidiary (except as permitted by the terms hereof with respect to the Excluded Subsidiaries), as evidenced by and subject to the terms of the Subsidiary Guaranty.

1.13 Section 2.5 - Term Commitment. A new Section 2.5 is added to the Credit Agreement to read in its entirety as follows:

SECTION 2.5 TERM COMMITMENT.

(a) Term Commitment. Subject to the terms and conditions of this Agreement, Bank hereby agrees to make one advance (the “Draw”) to Borrower on a date to be designated by Borrower (the “Draw Date”), up to and including March 23, 2016, not to exceed the aggregate principal amount of One Hundred Fifty Million Dollars ($150,000,000) (“Term Commitment”), the proceeds of which shall be used for the Project Accelerate Acquisition, and which shall be converted on the Draw Date to a term loan (the “Term Loan”), as described more fully below. Borrower’s obligation to repay the Term Loan shall be evidenced by a promissory note dated as of the date of the Draw (“Term Commitment Note”) in the form of Exhibit D, all terms of which are incorporated herein by this reference.

(b) Borrowing and Repayment. Borrower may at one time during the period in which Bank will make advances under the Term Commitment borrow the Term Loan, provided that amounts repaid may not be reborrowed, subject to all the limitations, terms and conditions contained herein; provided however, that the total outstanding borrowings under the Term Commitment Note shall not at any time exceed the maximum principal amount available thereunder, as set forth above. The outstanding principal balance of the Term Loan shall be due and payable as set forth in the Term Commitment Note.

(c) Termination of Term Commitment. Notwithstanding anything herein to the contrary, the Term Commitment shall terminate if the Draw Date has not occurred on or before March 23, 2016.

(d) Conditions Precedent to Term Commitment Draw.

(i)	Notwithstanding anything in the Credit Agreement or any other Loan Document to the contrary, including Section 4.2(a), (x) the only representations and warranties the accuracy of which shall be a condition to the Draw of the Term Commitment on the Project Accelerate Closing Date shall be (1) such of the representations and warranties made by the Seller with respect to the Seller and its subsidiaries in the Project Accelerate Acquisition Agreement as are material to the interests of the Bank, but only to the extent that the Borrower has the right (taking into account any applicable cure provisions) to terminate the Borrower’s obligations under the Project Accelerate Acquisition Agreement or decline to consummate the Project Accelerate Acquisition as a result of a breach of such representations and warranties in the Project Accelerate Acquisition Agreement (to such extent, the “Seller Representations”) and (2) the Specified Representations and (y) the only Default or Event of Default the absence of the occurrence and continuation or existence of which shall be a condition to the availability of the Draw of the Term Commitment on the Project Accelerate Closing Date shall be the Event of Default set forth in Section 7.1(a) and Section 7.1(f).

(ii)	Borrower shall have provided to Bank notice of borrowing in accordance with clause (c) under the heading “Borrowing and Repayment” in the Term Commitment Note.

(iii)	The Project Accelerate Acquisition shall have been or, substantially concurrently with the Draw in respect of the Term Commitment Note shall be, consummated in all material respects in accordance with the terms of the Project Accelerate Acquisition Agreement.

(iv)	Since the Amendment No. 3 Effective Date, there shall not have occurred any Change (as defined in the Project Accelerate Acquisition Agreement) that, individually or in the aggregate, has had, or would reasonably be expected to have, a Company Material Adverse Effect (as defined in the Project Accelerate Acquisition Agreement).

(v)	As of the closing date of the Project Accelerate Acquisition, the Project Accelerate Acquisition shall satisfy clauses (a), (b), (c) and, after giving effect to this Amendment, (g) of the definition of Permitted Acquisition.

(vi)	As of the most recently ended fiscal quarter for which financial statements have been provided pursuant to Section 5.3(a) or (b), as applicable, Borrower is in compliance with Sections 5.9(a) and (b) of the Credit Agreement.

(vii)	The Project Accelerate Acquisition shall be consummated in compliance in all material respects with all applicable Laws, except for any noncompliance which could not reasonably be expected to result in a Material Adverse Effect.

1.14 Section 2.6 - Term Commitment Interest/Fees. A new Section 2.6 is added to the Credit Agreement to read in its entirety as follows:

SECTION 2.6 TERM COMMITMENT INTEREST/FEES.

(a) Interest. The outstanding principal balance of the Term Commitment shall bear interest from the date any drawing is paid to the date such amount is fully repaid by Borrower, at the rate of interest set forth in the Term Commitment Note.

(b) Computation and Payment. Interest shall be computed on the basis of a 360-day year, actual days elapsed. Interest shall be payable at the times and place set forth in each promissory note or other instrument or document required hereby.

(c) Unused Term Commitment Fee. For the period beginning on the Amendment No. 3 Effective Date and ending on the earlier of the Draw Date or March 23, 2016, Borrower shall pay to Bank a fee (computed on the basis of a 360-day year, actual days elapsed) on the average daily unused amount of the Term Commitment, which fee (the “Unused Term Commitment Fee”) shall be calculated on a quarterly basis by Bank according to the table below and shall be due and payable quarterly by Borrower in arrears within ten (10) days after each billing is sent by Bank:

Total Funded Debt to Adjusted EBITDA Ratio	Applicable Unused Commitment Fee
Less than 0.75 to 1,00	0.25%
Equal to or greater than 0.75 to 1.00 but less than 1.00 to 1.00	0.30%
Equal to or greater than 1.00 to 1.00 but less than 1.75 to 1.00	0.35%
Equal to or greater than 1.75 to 1.00	0.40%

1.15 Section 5.9 - Financial Condition. Section 5.9 of the Credit Agreement is amended to read in its entirety as follows:

SECTION 5.9 FINANCIAL CONDITION. Maintain Borrower’s consolidated financial condition as follows using GAAP consistently applied and used consistently with prior practices (except to the extent modified by the definitions herein), with compliance determined commencing with Borrower’s consolidated financial statements for the fiscal period ending on or about October 31, 2015, except as otherwise stated:

(a) Adjusted EBITDA (calculated on a rolling four-fiscal quarter basis) of not less than $100,000,000 as of the last day of any fiscal quarter.

(b) Total Funded Debt to Adjusted EBITDA Ratio, as of the last day of any fiscal quarter, not greater than 2.25 to 1.00.

1.16 Section 6.1 - Use of Funds. Section 6.1 of the Credit Agreement is amended to read in its entirety as follows:

SECTION 6.1 USE OF FUNDS. Use of any of the proceeds of any credit extended hereunder except for the purposes stated in Sections 2.1(a) and 2.5(a).

1.17 Section 5.13 - Project Accelerate Acquisition Agreement. A new Section 5.13 is added to the Credit Agreement to read in its entirety as follows:

SECTION 5.13 PROJECT ACCELERATE ACQUISITION AGREEMENT. Borrower shall provide bank a copy of any amendment or modification to the Project Accelerate Acquisition Agreement concurrently with the execution of any such amendment or modification.

1.18 Section 6.6 - Dividends, Distributions. Section 6.6 of the Credit Agreement is amended to read in its entirety as follows:

SECTION 6.6 DIVIDENDS, DISTRIBUTIONS. Declare or pay any dividend or distribution either in cash, stock or any other property on any Equity Interest of Borrower or any Subsidiary now or hereafter outstanding, nor redeem, retire, repurchase or otherwise acquire any part of any class of Borrower’s or any Subsidiaries’ Equity Interests now or hereafter outstanding, other than (a) dividends and distributions paid by Subsidiaries to Borrower or another Subsidiary, including dividends payable in capital stock or rights to purchase capital stock of such Subsidiaries, provided, that no dividend or distribution shall be paid in cash by any Obligor to any Subsidiary that is not an Obligor, (b) (i) dividends payable solely in capital stock or rights to purchase capital stock of Borrower, (ii) cashless repurchases of Equity Interests of Borrower deemed to occur upon exercise of stock options if any such Equity Interest represents a portion of the exercise price of such options and (iii) cash payments in lieu of the issuance of fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Equity Interests of Borrower, (c) dividends and distributions paid by Borrower to its shareholders on any Equity Interest of Borrower, and (d) redemptions, retirements, repurchases or other acquisitions of Borrower’s common stock (each, a “Share Repurchase”), provided that (i) with respect to Section 6.6(c) and 6.6(d), no Potential Event of Default or Event of Default then exists or would result therefrom, (ii) the aggregate consideration paid (whether in cash or otherwise) in connection with any dividend or distribution paid pursuant to Section 6.6(c) and Share Repurchases during any fiscal year shall not exceed $85,000,000, (iii) the aggregate consideration paid (whether in cash or otherwise) in connection with any dividend or distribution paid pursuant to Section 6.6(c) and Share Repurchases plus the aggregate amount of consideration paid with respect to all acquisitions shall not exceed $135,000,000 in any fiscal year of Borrower except that during the fiscal year ending April 30, 2016, the foregoing limitation shall not include consideration paid with respect to the Project Accelerate Acquisition if, and only if, the Project Accelerate Acquisition occurs during such fiscal year and (iv) after giving effect to any dividend or distribution paid pursuant to Section 6.6(c) or Share Repurchase, Domestic Liquidity shall not be less than $50,000,000.

1.19 Section 6.8 - Tax Preferred Subsidiary. A new Section 6.8 is added to the Credit Agreement to read in its entirety as follows:

SECTION 6.8 TAX PREFERRED SUBSIDIARY. Cause an existing Subsidiary that is or was not a Tax Preferred Subsidiary to become a Tax Preferred Subsidiary, engage in a transaction or series of transactions involving the transfer of one or more Tax Preferred Subsidiaries (or material assets) owned by the Borrower or by a Subsidiary that is a Guarantor and is not considered an entity described in clause (c) of the definition of Tax Preferred Subsidiary to a domestic Subsidiary that qualifies as such, or enter into one or more transactions having a substantially similar effect to the transactions described in this Section 6.8. Notwithstanding the foregoing, the foregoing covenant shall not apply to the Tax Preferred Subsidiaries listed on Annex 4 attached hereto, Tax Preferred Subsidiaries acquired pursuant to the Project Accelerate Acquisition or transfers of assets for the funding of the Project Accelerate Acquisition.

1.20 Section 8.4 - Successors, Assignment. The existing paragraph in Section 8.4 shall be given a new heading, subparagraph “(a)”, and the following shall be added as new subparagraphs “(b)” and “(c)”:

(b) Bank, acting solely for this purpose as an agent of Borrower, shall maintain at one of its offices in the United States a register for the recordation of the names and addresses of the Bank and, in the event of an assignment of any portion of the loan, any assignee of the loan, and the commitments of, and principal amounts (and stated interest) of the loans owing to, the Bank and each assignee pursuant to the terms hereof from time to time (the “Register”). Notwithstanding anything herein to the contrary, the entries in the Register shall be conclusive absent manifest error, and Borrower and the Bank (including each assignee) shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Bank hereunder for all purposes of this Agreement. The Register shall be available for inspection by Borrower and any Bank (including each assignee), at any reasonable time and from time to time upon reasonable prior notice.

(c) Each Bank that sells a participation shall, acting solely for this purpose as an agent of Borrower, maintain a register on which it enters the name and address of each participant and the principal amounts (and stated interest) of each participant’s interest in the loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Bank shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any participant or any information relating to a participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations or to comply with other requirements under applicable tax law. Notwithstanding anything herein to the contrary, the entries in the Participant Register shall be conclusive absent manifest error, and such Bank shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

1.21 Compliance Certificate. Exhibit A (Compliance Certificate) to the Credit Agreement is amended and restated by the Exhibit A attached hereto as Annex 1.

1.22 Term Commitment Note. A new Exhibit D (Term Commitment Note) is attached to the Credit Agreement to read in its entirety as set forth in Annex 3 attached hereto.

1.23 Release of Guarantee. As of the date hereof, Bank hereby releases Korn Ferry Global Holdings, Inc., a Delaware corporation, of all obligations under the Subsidiary Guaranty dated as of January 18, 2013 and agrees that Korn Ferry Global Holdings, Inc. shall no longer be, or be required to be, a “Guarantor” under such Subsidiary Guaranty.

2.     CONDITIONS PRECEDENT.

This Amendment shall become effective upon the satisfaction (or waiver by Bank in writing) of each of the following conditions (the date upon which all such conditions are satisfied (or waived in writing by Bank), the “Effective Date”); provided that, the Effective Date shall occur on or prior to September 23, 2015 (unless such date is extended in writing by Bank in its sole and absolute discretion):

2.1 Documentation. Borrower shall have delivered or caused to be delivered to Bank, at Borrower’s sole cost and expense, the following, each of which shall be in form and substance satisfactory to Bank:

(a) An executed original Amendment;

(b) An executed Line of Credit Note in the form of Annex 2 to this Amendment;

(c) An executed Term Commitment Note in the form of Annex 3 to this Amendment;

(d) With respect to Borrower and each other Obligor, such documentation as Bank may reasonably require to establish the due organization, valid existence and good standing of each such Person in its jurisdiction of formation, its qualification to engage in business in the jurisdiction of its formation and, if different, the jurisdiction of its principal place of business, its authority to execute, deliver and perform the Loan Documents to which it is a party, the identity, authority and capacity of each responsible official thereof authorized to act on its behalf, including copies of its articles or certificates of incorporation, or articles or certificate of formation (as applicable), and amendments thereto, certified by the applicable Secretary of State (or equivalent government official), bylaws, operating agreements or limited liability company agreements (as applicable) and amendments thereto, in each case certified by a responsible official of such party, certificates of good standing and/or qualifications to engage in business, certified copies of corporate resolutions, incumbency certificates, certificates of responsible officials and the like;

(e) Favorable written legal opinions of Gibson, Dunn & Crutcher LLP, counsel to Borrower and the other Obligors in existence on the Amendment No. 3 Effective Date, and such local counsel opinions as Bank may reasonably require, in each case, together with copies of all factual certificates and legal opinions upon which its counsel has relied; and

(f) An officer’s certificate of Borrower as set forth in Section 2.3.

2.2 Closing Fee. Borrower shall have paid to Bank a non-refundable closing fee equal to $500,000.

2.3 Representations and Warranties. Borrower shall have delivered an officer’s certificate in form and substance reasonably satisfactory to Bank certifying that all of Borrower’s representations and warranties contained herein shall be true and correct in all material respects on and as of the date of execution hereof (except that any representation or warranty that is qualified as to “materiality”, “Material Adverse Effect” or similar language shall be true and correct in all respects on such date) and no Event of Default or event, fact or circumstance which with the passage of time, the giving of notice, or both, would be an Event of Default shall have occurred and be continuing under the Credit Agreement or any of the other Loan Documents, as modified hereby.

3.     REPRESENTATIONS AND WARRANTIES.

Borrower makes the following representations and warranties to Bank as of the date hereof, which representations and warranties shall survive the execution, termination or expiration of this Amendment and shall continue in full force and effect until the full and final satisfaction and discharge of all obligations of Borrower to Bank under the Credit Agreement and the other Loan Documents:

3.1 Reaffirmation of Prior Representations and Warranties. Borrower hereby reaffirms and restates as of the date hereof, all of the representations and warranties made by Borrower in the Credit Agreement and the other Loan Documents, except (a) to the extent such representations and warranties specifically relate to an earlier date, or (b) to the extent such representations and warranties are amended by this Amendment.

3.2 No Default. No Potential Event of Default or Event of Default exists as of the date of this Amendment.

3.3 No Voluntary Permanent Reductions. No voluntary permanent reductions to the Line of Credit Amount pursuant to Section 2.1(c) of the Credit Agreement have occurred prior to the date of this Amendment.

3.4 Due Execution. The execution, delivery and performance of this Amendment and any instruments, documents or agreements executed in connection herewith are within the powers of Borrower, have been duly authorized by all necessary action, and do not contravene any law or the terms of any organizational document of Borrower, result in a breach of, or constitute a default under, any material contractual restriction, indenture, trust agreement or other instrument or agreement binding upon Borrower other than such violations, breaches or defaults which are not reasonably expected to have a Material Adverse Effect.

3.5 No Further Consent. The execution, delivery and performance of this Amendment and any documents or agreements executed in connection herewith do not require any consent or approval not previously obtained of any shareholder, beneficiary or creditor of Borrower.

3.6 Binding Agreement. This Amendment, and each of the other instruments, documents and agreements executed in connection herewith constitute the legal, valid and binding obligations of Borrower and are enforceable against Borrower in accordance with their terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws or equitable principles relating to or limiting creditors’ rights generally.

3.7 Project Accelerate Documents. All of the documents relating to the Project Accelerate Acquisition, including the Project Accelerate Acquisition Agreement, provided by Borrower to Bank, are true and correct copies of such documents.

4.     MISCELLANEOUS.

4.1 Recitals Incorporated. The Recitals set forth above are incorporated into and are made a part of this Amendment.

4.2 Further Assurances. Borrower, at its sole cost and expense, agrees to execute and deliver all documents and instruments and to take all other actions as may be specifically provided for herein and as may be required in order to consummate the purposes of this Amendment. Borrower shall diligently and in good faith pursue the satisfaction of any conditions or contingencies in this Amendment.

4.3 No Third Parties. Except as specifically provided herein, no third party shall be benefited by any of the provisions of this Amendment; nor shall any such third party have the right to rely in any manner upon any of the terms hereof, and none of the covenants, representations, warranties or agreements herein contained shall run in favor of any third party.

4.4 Time is of the Essence. Time is of the essence for the performance of all obligations and the satisfaction of all conditions of this Amendment. The parties intend that all time periods specified in this Amendment shall be strictly applied, without any extension (whether or not material) unless specifically agreed to in writing by all parties hereto.

4.5 Integration; Interpretation. The parties acknowledge and agree that this Amendment, the Amended and Restated Line of Credit Note, the Term Commitment Note and all documents, instruments and agreements executed in connection herewith are documents delivered to Bank in connection with the Credit Agreement and are therefore Loan Documents. The Loan Documents, including this Amendment and the documents, instruments and agreements executed in connection herewith, contain or expressly incorporate by reference the entire agreement of the parties with respect to the matters contemplated herein and supersede all prior negotiations, discussions and correspondence. The Loan Documents shall not be modified except by written instrument executed by all parties.

4.6 Counterparts and Execution. This Amendment may be executed in counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

4.7 Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of California, provided that notwithstanding anything to the foregoing herein or in the Credit Agreement, any determination whether or not a “Company Material Adverse Effect” (as defined in the Project Accelerate Acquisition Agreement) has occurred for purposes of Section 2.5(d)(iv) of the Credit Agreement shall be governed by the laws of the State of New York

4.8 Non-Impairment of Loan Documents. On the date all conditions precedent set forth herein are satisfied in full, this Amendment shall be a part of the Credit Agreement. Except as expressly provided in this Amendment or in any other document, instrument or agreement executed by Bank, all provisions of the Loan Documents shall remain in full force and effect, and Bank shall continue to have all its rights and remedies under the Loan Documents.

4.9 No Waiver. Nothing herein shall be deemed a waiver by Bank of any Default or Event of Default. No delay or omission of Bank to exercise any right, remedy or power under any of the Loan Documents shall impair such right, remedy or power or be construed to be a waiver of any default or an acquiescence therein, and single or partial exercise of any such right, remedy or power shall not preclude other or further exercise thereof or the exercise of any other right, remedy or power. No waiver of any term, covenant, or condition shall be deemed to waive Bank’s right to enforce such term, covenant or condition at any other time.

4.10 Successors and Assigns. The terms of this Amendment shall be binding upon and inure to the benefit of the successors and assigns of the parties to this Amendment.

4.11 Costs and Expenses. Borrower agrees to pay, promptly upon Bank’s written demand therefor, all costs and expenses (including without limitation reasonable outside counsel fees) expended or incurred by Bank in connection with the negotiation, documentation and preparation of this Amendment and any other documents executed in connection herewith, and in carrying out the terms of this Amendment, whether incurred before or after the effective date hereof.

4.12 Reaffirmation. Each Guarantor party hereto as debtor, guarantor, or in any other similar capacity in which such Guarantor acts as a guarantor or an accommodation party under any of the Loan Documents to which it is a party hereby (i) ratifies and reaffirms all of its payment and performance obligations, contingent or otherwise, and undertakings arising under or pursuant to the Subsidiary Guaranty and (ii) acknowledges and agrees that, subsequent to the execution and delivery of, and after taking into account and giving effect to, this Amendment, the Subsidiary Guaranty remains in full force and effect as hereby ratified, amended and confirmed.

[signature page follows]

IN WITNESS WHEREOF, this Amendment has been duly executed as of the date first set forth above.

BORROWER	BANK:

KORN/FERRY INTERNATIONAL, a Delaware corporation	WELLS FARGO BANK, NATIONAL, ASSOCIATION

By: /s/ Robert Rozek	By: /s/ Sanjna Daphtary
Name: Robert Rozek.	Sanjna Daphtary
Title: Chief Financial Officer and Treasurer	Senior Vice President

Acknowledged and agreed by the following Subsidiary Guarantors:

KORN/FERRY INTERNATIONAL FUTURESTEP, INC.	SENSA SOLUTIONS, INC,

By: /s/ Robert Rozek	By: /s/ Wendy Monson
Name: Robert Rozek	Name: Wendy Monson
Title: President	Title: President

KORN FERRY LEADERSHIP CONSULTING CORPORATION

By: /s/ Robert Rozek
Name: Robert Rozek
Title: Chief Executive Officer and President

S-1

Annex 1

[Attach revised Compliance Certificate]

Annex  1-1

EXHIBIT A

COMPLIANCE CERTIFICATE.

To:     Wells Fargo Bank, National Association

Date:   _______________, ______

Subject: KORN/FERRY INTERNATIONAL

Reference is made to the Credit Agreement dated as of January 18, 2013 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”) between Korn/Ferry International, a Delaware corporation (“Borrower”) and Wells Fargo Bank, National Association (“Bank”). All terms used and not otherwise defined in this Compliance Certificate have the meanings given in the Credit Agreement. This Compliance Certificate is delivered pursuant to Section 5.3(c) of the Credit Agreement and relates to the fiscal [quarter] [year] _______________, ______ ended (the “Reporting Date”). The undersigned hereby certifies that the financial statements delivered herewith are accurate in all material respects and that all calculations contained herein and therein are as determined in accordance with GAAP, consistently applied, except to the extent modified by the terms of the Credit Agreement.

Events of Default. (Check one):

The undersigned does not have knowledge of the occurrence of a Potential Event of Default or Event of Default under the Credit Agreement.

The undersigned has knowledge of the occurrence of a Potential Event of Default or Event of Default under the Credit Agreement and attached hereto is a statement of the facts with respect thereto.

Covenant Compliance. The undersigned further hereby certifies as follows:

1. Adjusted EBITDA. Pursuant to Section 5.9(a) of the Credit Agreement, as of the Reporting Date, the Adjusted EBITDA (calculated on a rolling four-fiscal quarter basis) was $__________ which ☐ satisfies ☐ does not satisfy the requirement that such amount, on the Reporting Date, be not less than: $100,000,000.

Calculation of Adjusted EBITDA. As of the Reporting Date:

(a) (i) net profit (before tax and equity in earnings of unconsolidated Subsidiaries) for the period covered hereby	$	________

and (ii) the amount of dividends or other distributions paid in cash during such period by an unconsolidated subsidiary of Borrower	$	________

equals (a)	$	________

Annex  1-2

in each case to the extent included in the computation of the amount specified in clause a above for the period covered hereby:

minus (b) the amount of any non-recurring gains (excluding, however, cash, non-recurring gains relating to previously expensed items that do not exceed in the aggregate the greater of (i) $5,000,000 and (ii) 5.00% of Adjusted EBITDA for the trailing twelve-month period ending on the last day of such period)[to the extent applicable, any such cash, non-recurring gains are identified in an attachment to this Compliance Certificate]

plus (c) interest expense	$	________

plus (d) depreciation expense and amortization expense	$	________

plus (e) non-cash capital stock-based compensation to officers and employees (including in connection with the vesting of stock options in Borrower)	$	________

plus (f) Permitted Addbacks, in an amount not to exceed (i) $25,000,000 for the period ending on April 30, 2016, (ii) $45,000,000 for the period beginning on May 1, 2016 and ending on April 30, 2017, (iii) $35,000,000 for the period beginning on May 1, 2017 and ending on April 30, 2018, (iv) $30,000,000 for the period beginning on May 1, 2018 and ending on April 30, 2019 or (v) $25,000,000 for the period beginning on May 1, 2019 and ending on October 31, 2019	$	________

plus (g) non-cash, non-recurring charges	$	________

plus (h) non-cash charges or minus non-cash gains related to fair value adjustments	$	________

plus (i) if applicable, for the results for the Subsidiaries acquired pursuant to the Project Accelerate Acquisition not included in the consolidated financial statements of Borrower, an amount equal to the product of (I) the quotient obtained by dividing the number of calendar months in the applicable four fiscal quarter period for which the results for such Subsidiaries are not included in the consolidated financial statements of Borrower by 12 and (II) the “Pro Forma EBITDA, diligence adjusted” attributable to the Subsidiaries acquired pursuant to the Project Accelerate Acquisition as set forth on the Accelerate “Pro Forma EBITDA, diligence adjusted” schedule, dated September 2, 2015, delivered by Borrower’s counsel to Bank via electronic email on Monday, September 21, 2015, at 2:28 p.m. PST, and received by Bank on September 21, 2015, at 2:28 p.m. PST.

Annex  1-3

equals Adjusted EBITDA [(a) - (b) + (c) + (d) + (e) + (f) + (g) + (h) + (i)]

2. Total Funded Debt to Adjusted EBITDA Ratio. Pursuant to Section 5.9(b) of the Credit Agreement, the Total Funded Debt to Adjusted EBITDA Ratio as of the Reporting Date was ____ to 1.00, which ☐ satisfies ☐ does not satisfy the requirement that such amount be not greater than 2.25 to 1.00 as of such date.

Calculation of Total Funded Debt to Adjusted EBITDA Ratio. As of the Reporting Date:

(a) Calculation of Total Funded Debt. As of the Reporting Date with respect to Borrower and its Subsidiaries on a consolidated basis:

(i) all obligations for borrowed money	$	________

plus (ii) all obligations with respect to the principal component of Capital Leases	$	________

plus (iii) all guaranty obligations	$	________

plus (iv) all outstanding Letters of Credit	$	________

equals Total Funded Debt [(i) + (ii) + (iii) + (iv)]	$	________

(b) Adjusted EBITDA	$	________	[1]

equals Total Funded Debt to Adjusted EBITDA Ratio [(a):(b)]		____:____

3. Attached hereto as Schedules A, B, C, D, E, and F are calculations showing compliance with the purchase money indebtedness, acquisition indebtedness, unsecured indebtedness, investments in subsidiaries that are not obligors, other investments, and permitted acquisitions, share repurchases:, and cash dividends provisions of the Credit Agreement, respectively, as of the Reporting Date.

(Remainder of Page Intentionally Left Blank]

[1]	[Insert Adjusted EBITDA amount from the last line in Section 1 above.]

Annex  1-4

IN WITNESS WHEREOF, the undersigned has caused this Compliance Certificate to be executed as of the day and year first written above.

By:
Name:
Title[2]

[2]	[To be signed by a Senior Officer of Borrower.]

Annex  1-5

Schedule A

Purchase Money Indebtedness

To be provided by Borrower.

Annex  1-6

Schedule B

Acquisition Indebtedness

To be provided by Borrower.

Annex  1-7

Schedule C

Unsecured Indebtedness

To be provided by Borrower.

Annex  1-8

Schedule D

Investments in Subsidiaries That Are Not Obligors

To be provided by Borrower.

Annex  1-9

Schedule E

Other Investments

To be provided by Borrower.

Annex  1-10

Schedule F

Permitted Acquisitions; Share Repurchases; Cash Dividends

(Sections 6.5 and 6.6 of the Credit Agreement)

To be provided by Borrower.

Annex  1-11

Annex 2

Form of Line of Credit Note

[Attached]

Annex 2-1

SECOND AMENDED AND RESTATED REVOLVING LINE OF CREDIT NOTE

$100,000,000,00	Los Angeles, California
September 23, 2015

FOR VALUE RECEIVED, the undersigned KORN/FERRY INTERNATIONAL, a Delaware corporation (“Borrower”) promises to pay to the order of WELLS FARGO BANK, NATIONAL ASSOCIATION (‘Bank”) at its office at 1800 Century Park East, Suite 1100, Los Angeles, California 90067, California, or at such other place as the holder hereof may designate, in lawful money of the United States of America and in immediately available funds, the principal sum of One Hundred Million Dollars ($100,000,000.00), or so much thereof as may be advanced and be outstanding, with interest thereon, to be computed on each advance from the date of its disbursement as set forth herein.

DEFINITIONS:

As used herein, the following terms shall have the meanings set forth after each, and any other term defined in this Note shall have the meaning set forth at the place defined:

(a)    “Base Rate” means, for any day, a fluctuating rate equal to the highest of: (i) the Prime Rate in effect on such day, (ii) a rate determined by Bank to be one and one-half percent (1.50%) above Daily One Month LIBOR in effect on such day, and (iii) the Federal Funds Rate plus one and one-half percent (1.50%).

(b)    “Credit Agreement” means that certain Credit Agreement between Borrower and Bank dated as of January 18, 2013, as amended, restated, supplemented or otherwise modified from time to time.

(c)    “Daily One Month LIBOR” means, for any day, the rate of interest equal to LIBOR then in effect for delivery for a one (1) month period.

(d)    “Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers for the immediately preceding day, as published by the Federal Reserve Bank of New York; provided that if no such rate is so published on any day, then the Federal Funds Rate for such day shall be the rate most recently published.

(e)    “LIBOR” means (i) for the purpose of calculating effective rates of interest for loans making reference to LIBOR Periods, the rate of interest per annum determined by Bank based on the rate for United States dollar deposits for delivery on the first day of each LIBOR Period for a period approximately equal to such LIBOR Period as reported on Reuters Screen LIBOR01 page (or any successor page) at approximately 11:00 a.m., London time, two London Business Days prior to the first day of such LIBOR Period (or if not so reported, then as determined by Bank from another recognized source or interbank quotation), or (ii) for the purpose of calculating effective rates of interest for loans making reference to the Daily One Month LIBOR Rate, the rate of interest per annum determined by Bank based on the rate for United States dollar deposits for delivery of funds for one (1) month as reported on Reuters Screen LIBOR01 page (or any successor page) at approximately 11:00 a.m., London time, or, for any day not a London Business Day, the immediately preceding London Business Day (or if not so reported, then as determined by Bank from another recognized source or interbank quotation).

Annex 2-2

(f)    “LIBOR Period” means a period commencing on a New York Business Day and continuing for one (1), three (3), six (6) or twelve (12) months, as designated by Borrower, during which all or a portion of the outstanding principal balance of this Note bears interest determined in relation to LIBOR; provided however, that (i) no LIBOR Period may be selected for a principal amount less than Five Hundred Thousand Dollars ($500,000.00), (ii) if the day after the end of any LIBOR Period is not a New York Business Day (so that a new LIBOR Period could not be selected by Borrower to start on such day), then such LIBOR Period shall continue up to, but shall not include, the next New York Business Day after the end of such LIBOR Period, unless the result of such extension would be to cause any immediately following LIBOR Period to begin in the next calendar month in which event the LIBOR Period shall continue up to, but shall not include, the New York Business Day immediately preceding the last day of such LIBOR Period, and (iii) no LIBOR Period shall extend beyond the scheduled maturity date hereof.

(g)    “London Business Day” means any day that is a day for trading by and between banks in Dollar deposits in the London interbank market.

(h)    “New York Business Day” means any day except a Saturday, Sunday or any other day on which commercial banks in New York are authorized or required by law to close.

(i)    “Prime Rate” means at any time the rate of interest most recently announced within Bank at its principal office as its Prime Rate, with the understanding that the Prime Rate is one of Bank’s base rates and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto, and is evidenced by the recording thereof after its announcement in such internal publication or publications as Bank may designate.

(j)    “State Business Day” means any day except a Saturday, Sunday or any other day on which commercial banks in California are authorized or required by law to close.

(k)    “Term Note” means that certain Term Commitment Note executed by Borrower in favor of Bank of even date herewith.

INTEREST:

(a)    Interest. The outstanding principal balance of this Note shall bear interest (computed on the basis of a 360-day year actual days elapsed; provided that computations of interest based on the Prime Rate or the Federal Funds Rate shall be made on the basis of a 365-day (or 366-day, as the case may be) year and actual days elapsed) either (i) at a fluctuating rate per annum determined by Bank to be the Applicable Margin above the Base Rate in effect from time to time, or (ii) at a fixed rate per annum determined by Bank to be the Applicable Margin above LIBOR in effect on the first day of the applicable LIBOR Period, with Applicable Margin defined according to the table below (and with the term “Total Funded Debt to Adjusted EBITDA Ratio” as defined in the Credit Agreement):

Annex 2-3

Total Funded Debt to Adjusted EBITDA Ratio	Applicable Margin (LIBOR Period)	Applicable Margin (Base Rate)
Less than 0.75 .to 1.00	1.125%	0.125%
Equal to or greater than 0.75 to 1.00 but less than 1.00 to 1.00	1.375%	0.375%
Equal to or greater than 1.00 to 1.00 but less than 1.75 to 1.00	1.625%	0.625%
Equal to or greater than 1.75 to 1.00	1.875%	0.875%

When interest is determined in relation to the Base Rate, each change in the rate of interest hereunder shall become effective on the date each Base Rate change is announced within Bank. With respect to each LIBOR selection hereunder, Bank is hereby authorized to note the date, principal amount, interest rate and LIBOR Period applicable thereto and any payments made thereon on Bank’s books and records (either manually or by electronic entry) and/or on any schedule attached to this Note, which notations shall be prima facie evidence of the accuracy of the information noted.

(b)    Selection of Interest Rate Options. Subject to the provisions herein regarding LIBOR Periods and the prior notice required for the selection of a LIBOR interest rate, (i) at any time any portion of this Note bears interest determined in relation to LIBOR, it may be continued by Borrower at the end of the LIBOR Period applicable thereto so that all or a portion thereof bears interest determined in relation to the Base Rate or to LIBOR for a new LIBOR Period designated by Borrower, (ii) at any time any portion of this Note bears interest determined in relation to the Base Rate, Borrower may convert all or a portion thereof so that it bears interest determined in relation to LIBOR for a LIBOR Period designated by Borrower and (iii) at the time an advance is made hereunder, Borrower may choose to have all or a portion thereof bear interest determined in relation to the Base Rate or to LIBOR for a LIBOR Period designated by Borrower.

To select an interest rate option hereunder determined in relation to LIBOR for a LIBOR Period, Borrower shall give Bank notice thereof that is received by Bank prior to 11:00 a.m. California time on a State Business Day at least two State Business Days prior to the first day of the LIBOR Period, or at a later time during such State Business Day if Bank, at its sole discretion, accepts Borrower’s notice and quotes a fixed rate to Borrower. Such notice shall specify: (A) the interest rate option selected by Borrower, (B) the principal amount subject thereto, and (C) for each LIBOR selection, the length of the applicable LIBOR Period. If Bank has not received such notice in accordance with the foregoing before an advance is made hereunder or before the end of any LIBOR Period, Borrower shall be deemed to have made a Base Rate interest selection for such advance or the principal amount to which such LIBOR Period applied. Any such notice may be given by telephone (or such other electronic method as Bank may permit) so long as it is given in accordance with the foregoing and, with respect to each LIBOR selection, if requested by Bank, Borrower provides to Bank written confirmation thereof not later than three State Business Days after such notice is given. Borrower shall reimburse Bank immediately upon demand for any loss or expense (including any loss or expense incurred by reason of the liquidation or redeployment of funds obtained to fund or maintain a LIBOR borrowing) incurred by Bank as a result of the failure of Borrower to accept or complete a LIBOR borrowing hereunder after making a request therefor. Any reasonable determination of such amounts by Bank shall be conclusive and binding upon Borrower.

Annex 2-4

(c)    Taxes and Regulatory Costs. Borrower shall pay to Bank immediately upon written demand, in addition to any other amounts due or to become due hereunder, any and all (i) withholdings, stamp taxes or other taxes (other than any Excluded Taxes (as defined below)) imposed by any domestic or foreign governmental authority and related in any manner to LIBOR, and (ii) future, supplemental, emergency or other changes in the LIBOR Reserve Percentage, assessment rates imposed by the Federal Deposit Insurance Corporation, or similar requirements or costs imposed by any domestic or foreign governmental authority or resulting from compliance by Bank with any request or directive (whether or not having the force of law) from any central bank or other governmental authority and related in any manner to LIBOR to the extent they are not included in the calculation of LIBOR. In determining which of the foregoing are attributable to any LIBOR option available to Borrower hereunder, any reasonable allocation made by Bank among its operations shall be conclusive and binding upon Borrower, absent manifest error.

If Bank determines, in its sole discretion exercised in good faith, that it has received a refund of any taxes as to which it has been indemnified pursuant to this paragraph (c), it shall pay to Borrower an amount equal to such refund, net of all out-of-pocket expenses (including taxes) of such Bank and without interest (other than any interest paid by the relevant governmental authority with respect to such refund).

Bank shall use reasonable efforts to mitigate any amounts otherwise owed by Borrower pursuant to this paragraph (c), including by designating a different lending office or assigning its rights to an affiliate, provided such designation or assignment does not result in any unreimbursed cost and would not otherwise be disadvantageous to Bank. If Bank declines or is unable to make such designation or assignment, then Borrower may, at its sole expense and effort, upon notice to Bank, require such Bank to assign and delegate all of its interests, rights (other than its existing rights to payments under the Loan Documents, including this paragraph (c)) and obligations under the Loan Documents to an eligible assignee that shall assume such obligations.

“Excluded Taxes” shall mean any (i) income, franchise and branch profits taxes or any Taxes imposed as a result of the Lender’s connection to a jurisdiction, (ii) taxes imposed pursuant to a law in effect as of the date hereof (or, with respect to an assignee, on the date of such assignment) or as of the date such Bank changes its lending office, (iii) taxes attributable to Bank’s failure to deliver, (A) if it is a U.S. Person (as defined in the Code), a duly executed IRS Form W-9, (B) if it is not a U.S. Person, to the extent it is legally entitled to do so, an applicable IRS Form W-8, duly executed, and, to the extent it is claiming the benefits for portfolio interest under Section 871(h) or 881(c) of the Code, a portfolio interest certificate in a form reasonably acceptable to Borrower, (C) such documentation prescribed by applicable law (including under Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Borrower as may be necessary for Borrower to comply with its obligations under FATCA (as defined below) and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment and (D) any other duly executed form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding tax, and (iv) any backup withholding taxes and all liabilities, penalties and interest with respect to any of the foregoing.

Annex 2-5

“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code, any applicable intergovernmental agreements with respect thereto and any fiscal or regulatory legislation, rules or practices adopted pursuant to any of the foregoing; provided, however, that for purposes of clause (iii)(C) of the definition of Excluded Taxes, “FATCA” shall include any amendments made to FATCA after the date hereof.

(d)    Payment of Interest. Interest accrued on this Note shall be payable quarterly, on the first (1st) day of each calendar quarter, beginning on the first (1st) day of the calendar quarter following the applicable borrowing under this Note.

(e)    Default Interest. From and after the maturity date of this Note, or such earlier date as all principal owing hereunder becomes due and payable by acceleration or otherwise, or at Bank’s option upon the occurrence, and during the continuance of an Event of Default, the outstanding principal balance of this Note shall bear interest at an increased rate per annum (computed on the basis of a 360-day year, actual days elapsed) equal to two percent (2%) above the rate of interest from time to time applicable to this Note.

BORROWING AND REPAYMENT:

(a)    Borrowing and Repayment. Borrower may from time to time during the term of this Note borrow, partially or wholly repay its outstanding borrowings, and reborrow, subject to all of the limitations, terms and conditions of this Note and of any document executed in connection with or governing this Note; provided however, that the total outstanding borrowings under this Note shall not at any time exceed the principal amount stated above. The unpaid principal balance of this obligation at any time shall be the total amounts advanced hereunder by the holder hereof less the amount of principal payments made hereon by or for Borrower, which balance may be endorsed hereon from time to time by the holder. The outstanding principal balance of this Note shall be due and payable in full on the Line of Credit Maturity Date.

(b)    Advances. Advances hereunder, to the total amount of the principal sum stated above, may be made by the holder at the oral or written request of (i) Borrower’s Executive Vice President/Chief Financial Officer, Senior Vice President/Corporate Controller, Senior VP -Finance and Investor Relations or General Counsel, any one acting alone, who are authorized to request advances and direct the disposition of any advances until written notice of the revocation of such authority is received by the holder at the office designated above, or (ii) any person, with respect to advances deposited to the credit of any deposit account of Borrower, which advances, when so deposited, shall be conclusively presumed to have been made to or for the benefit of Borrower regardless of the fact that persons other than those authorized to request advances may have authority to draw against such account. The holder shall have no obligation to determine whether any person requesting an advance is or has been authorized by Borrower.

Annex 2-6

(c)    Application of Payments. Each payment made on this Note shall be credited first, to any interest then due and second, to the outstanding principal balance hereof. All payments credited to principal shall be applied first, to the outstanding principal balance of this Note which bears interest determined in relation to the Base Rate, if any, and second, to the outstanding principal balance of this Note which bears interest determined in relation to LIBOR, with such payments applied to the oldest LIBOR Period first.

PREPAYMENT:

(a)    Base Rate. Borrower may prepay principal on any portion of this Note which bears interest determined in relation to the Base Rate at any time, in any amount and without penalty.

(b)    LIBOR. Borrower may prepay principal on any portion of this Note which bears interest determined in relation to LIBOR at any time and in the minimum amount of Five Hundred Thousand Dollars ($500,000.00); provided however, that if the outstanding principal balance of such portion of this Note is less than said amount, the minimum prepayment amount shall be the entire outstanding principal balance thereof. In consideration of Bank providing this prepayment option to Borrower, or if any such portion of this Note shall become due and payable at any time prior to the last day of the LIBOR Period applicable thereto by acceleration or otherwise, Borrower shall pay to Bank immediately upon written demand a fee which is the sum of the discounted monthly differences for each month from the month of prepayment through the month in which such LIBOR Period ends, calculated as follows for each such month:

(i) Determine the amount of interest which would have accrued each month on the amount prepaid at the interest rate applicable to such amount had it remained outstanding until the last day of the LIBOR Period applicable thereto.

(ii) Subtract from the amount determined in (i) above the amount of interest which would have accrued for the same month on the amount prepaid for the remaining term of such LIBOR Period at LIBOR in effect on the date of prepayment for new loans made for such term and in a principal amount equal to the amount prepaid.

(iii) If the result obtained in (ii) for any month is greater than zero, discount that difference by LIBOR used in (ii) above.

Borrower acknowledges that prepayment of such amount may result in Bank incurring additional costs, expenses and/or liabilities, and that it is difficult to ascertain the full extent of such costs, expenses and/or liabilities. Borrower, therefore, agrees to pay the above-described prepayment fee and agrees that said amount represents a reasonable estimate of the prepayment costs, expenses and/or liabilities of Bank. If Borrower fails to pay any prepayment fee when due, the amount of such prepayment fee shall thereafter bear interest until paid at a rate per annum two percent (2.00%) above the Prime Rate in effect from time to time (computed on the basis of a 360-day year, actual days elapsed).

Annex 2-7

EVENTS OF DEFAULT:

This Note is made pursuant to and is subject to the terms and conditions of the Credit Agreement. Any default in the payment or performance of any obligation under this Note, or any defined event of default under the Credit Agreement, shall constitute an “Event of Default” under this Note.

MISCELLANEOUS:

(a)    Remedies. Upon the occurrence of any Event of Default, the holder of this Note, at the holder’s option, may declare all sums of principal and interest outstanding hereunder to be immediately due and payable without presentment, demand, notice of nonperformance, notice of protest, protest or notice of dishonor, all of which are expressly waived by Borrower, and the obligation, if any, of the holder to extend any further credit hereunder shall immediately cease and terminate. Borrower shall pay to the holder immediately upon written demand the full amount of all payments, advances, charges, costs and expenses, including reasonable attorneys’ fees (to include outside counsel fees and all allocated costs of the holder’s in-house counsel), expended or incurred by the holder in connection with the enforcement of the holder’s rights and/or the collection of any amounts which become due to the holder under this Note, and the prosecution or defense of any action in any way related to this Note, including without limitation, any action for declaratory relief, whether incurred at the trial or appellate level, in an arbitration proceeding or otherwise, and including any of the foregoing incurred in connection with any bankruptcy proceeding (including without limitation, any adversary proceeding, contested matter or motion brought by Bank or any other person) relating to Borrower or any other person or entity.

(b)    Governing Law. This Note shall be governed by and construed in accordance with the laws of the State of California.

(c)    No Novation. This Note amends, restates, replaces and supersedes (but shall not constitute a novation of) (i) that certain Revolving Line of Credit Note, dated January 18, 2013, in the original principal face amount of $75,000,000 and (ii) that certain Amended and Restated Revolving Line of Credit Note, dated June 3, 2015, in the original principal face amount of $150,000,000, in each case made by Borrower to the order of Bank,

[signature page follows]

Annex 2-8

IN WITNESS WHEREOF, the undersigned has executed this Note as of the date first written above.

KORN/FERRY INTERNATIONAL, a Delaware corporation

By:
Name: Robert Rozek. Title: Chief Financial Officer and Treasurer

Annex 2-9

Annex 3

Form of Term Commitment Note

[Attached]

Annex 3-1

TERM COMMITMENT NOTE

$150,000,000,00	Los Angeles, California
September 23, 2015

FOR VALUE RECEIVED, the undersigned KORN/FERRY INTERNATIONAL, a Delaware corporation (“Borrower”) promises to pay to the order of WELLS FARGO BANK, NATIONAL ASSOCIATION (“Bank”) at its office at 1800 Century Park East, Suite 1100, Los Angeles, California 90067, California, or at such other place as the holder hereof may designate, in lawful money of the United States of America and in immediately available funds, the principal sum of One Hundred Fifty Million Dollars ($150,000,000.00), or so much thereof as may be advanced and be outstanding, with interest thereon, to be computed on the Draw from the Draw Date as set forth herein.

DEFINITIONS:

As used herein, the following terms shall have the meanings set forth after each, and any other term defined in this Note shall have the meaning set forth at the place defined:

(a)    “Base Rate” means, for any day, a fluctuating rate equal to the highest of: (i) the Prime Rate in effect on such day, (ii) a rate determined by Bank to be one and one-half percent (1.50%) above Daily One Month LIBOR in effect on such day, and (iii) the Federal Funds Rate plus one and one-half percent (1.50%).

(b)    “Credit Agreement” means that certain Credit Agreement between Borrower and Bank dated as of January 18, 2013, as amended, restated, supplemented or otherwise modified from time to time.

(c)    “Daily One Month LIBOR” means, for any day, the rate of interest equal to LIBOR then in effect for delivery for a one (1) month period.

(d)    “Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers for the immediately preceding day, as published by the Federal Reserve Bank of New York; provided that if no such rate is so published on any day, then the Federal Funds Rate for such day shall be the rate most recently published.

(e)    “LIBOR” means (i) for the purpose of calculating effective rates of interest for loans making reference to LIBOR Periods, the rate of interest per annum determined by Bank based on the rate for United States dollar deposits for delivery on the first day of each LIBOR Period for a period approximately equal to such LIBOR Period as reported on Reuters Screen LIBOR01 page (or any successor page) at approximately 11:00 a.m., London time, two London Business Days prior to the first day of such LIBOR Period (or if not so reported, then as determined by Bank from another recognized source or interbank quotation), or (ii) for the purpose of calculating effective rates of interest for loans making reference to the Daily One Month LIBOR Rate, the rate of interest per annum determined by Bank based on the rate for United States dollar deposits for delivery of funds for one (1) month as reported on Reuters

Annex 3-2

Screen LIBOR01 page (or any successor page) at approximately 11:00 a.m., London time, or, for any day not a London Business Day, the immediately preceding London Business Day (or if not so reported, then as determined by Bank from another recognized source or interbank quotation).

(f)    “LIBOR Period” means a period commencing on a New York Business Day and continuing for one (1), three (3), six (6) or twelve (12) months, as designated by Borrower, during which all or a portion of the outstanding principal balance of this Note bears interest determined in relation to LIBOR; provided however, that (i) no LIBOR Period may be selected for a principal amount less than Five Hundred Thousand Dollars ($500,000.00), (ii) if the day after the end of any LIBOR Period is not a New York Business Day (so that a new LIBOR Period could not be selected by Borrower to start on such day), then such LIBOR Period shall continue up to, but shall not include, the next New York Business Day after the end of such LIBOR Period, unless the result of such extension would be to cause any immediately following LIBOR Period to begin in the next calendar month in which event the LIBOR Period shall continue up to, but shall not include, the New York Business Day immediately preceding the last day of such LIBOR Period, and (iii) no LIBOR Period shall extend beyond the scheduled maturity date hereof.

(g)    “London Business Day” means any day that is a day for trading by and between banks in Dollar deposits in the London interbank market.

(h)    “New York Business Day” means any day except a Saturday, Sunday or any other day on which commercial banks in New York are authorized or required by law to close.

(i)    “Prime Rate” means at any time the rate of interest most recently announced within Bank at its principal office as its Prime Rate, with the understanding that the Prime Rate is one of Bank’s base rates and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto, and is evidenced by the recording thereof after its announcement in such internal publication or publications as Bank may designate.

(j)    “State Business Day” means any day except a Saturday, Sunday or any other day on which commercial banks in California are authorized or required by law to close.

INTEREST:

(a)    Interest. The outstanding principal balance of this Note shall bear interest (computed on the basis of a 360-day year actual days elapsed; provided that computations of interest based on the Prime Rate or the Federal Funds Rate shall be made on the basis of a 365-day (or 366-day, as the case may be) year and actual days elapsed) either (i) at a fluctuating rate per annum determined by Bank to be the Applicable Margin above the Base Rate in effect from time to time, or (ii) at a fixed rate per annum determined by Bank to be the Applicable Margin above LIBOR in effect on the first day of the applicable LIBOR Period, with Applicable Margin defined according to the table below (and with the term “Total Funded Debt to Adjusted EBITDA Ratio” as defined in the Credit Agreement):

Annex 3-3

Total Funded Debt to Adjusted EBITDA Ratio	Applicable Margin (LIBOR Period)	Applicable Margin (Base Rate)
Less than 0.75 ..to 1.00	1.125%	0.125%
Equal to or greater than 0.75 to 1.00 but less than 1.00 to 1.00	1.375%	0.375%
Equal to or greater than 1.00 to 1.00 but less than 1.75 to 1.00	1.625%	0.625%
Equal to or greater than 1.75 to 1.00	1.875%	0.875%

When interest is determined in relation to the Base Rate, each change in the rate of interest hereunder shall become effective on the date each Base Rate change is announced within Bank. With respect to each LIBOR selection hereunder, Bank is hereby authorized to note the date, principal amount, interest rate and LIBOR Period applicable thereto and any payments made thereon on Bank’s books and records (either manually or by electronic entry) and/or on any schedule attached to this Note, which notations shall be prima facie evidence of the accuracy of the information noted.

(a)    Selection of Interest Rate Options. Subject to the provisions herein regarding LIBOR Periods and the prior notice required for the selection of a LIBOR interest rate, (i) at any time any portion of this Note bears interest determined in relation to LIBOR, it may be continued by Borrower at the end of the LIBOR Period applicable thereto so that all or a portion thereof bears interest determined in relation to the Base Rate or to LIBOR for a new LIBOR Period designated by Borrower, (ii) at any time any portion of this Note bears interest determined in relation to the Base Rate, Borrower may convert all or a portion thereof so that it bears interest determined in relation to LIBOR for a LIBOR Period designated by Borrower and (iii) at the time the Draw is made hereunder, Borrower may choose to have all or a portion thereof bear interest determined in relation to the Base Rate or to LIBOR for a LIBOR Period designated by Borrower.

To select an interest rate option hereunder determined in relation to LIBOR for a LIBOR Period, Borrower shall give Bank notice thereof that is received by Bank prior to 11:00 a.m. California time on a State Business Day at least two State Business Days prior to the first day of the LIBOR Period, or at a later time during such State Business Day if Bank, at its sole discretion, accepts Borrower’s notice and quotes a fixed rate to Borrower. Such notice shall specify: (A) the interest rate option selected by Borrower, (B) the principal amount subject thereto, and (C) for each LIBOR selection, the length of the applicable LIBOR Period. If Bank has not received such notice in accordance with the foregoing before an advance is made hereunder or before the end of any LIBOR Period, Borrower shall be deemed to have made a Base Rate interest selection for such advance or the principal amount to which such LIBOR Period applied. Any such notice may be given by telephone (or such other electronic method as Bank may permit) so long as it is given in accordance with the foregoing and, with respect to each LIBOR selection, if requested by Bank, Borrower provides to Bank written confirmation thereof not later than three State Business Days after such notice is given. Borrower shall reimburse Bank immediately upon demand for any loss or expense (including any loss or expense incurred by reason of the liquidation or redeployment of funds obtained to fund or maintain a LIBOR borrowing) incurred by Bank as a result of the failure of Borrower to accept or complete a LIBOR borrowing hereunder after making a request therefor. Any reasonable determination of such amounts by Bank shall be conclusive and binding upon Borrower.

Annex 3-4

(b)    Taxes and Regulatory Costs. Borrower shall pay to Bank immediately upon written demand, in addition to any other amounts due or to become due hereunder, any and all (i) withholdings, stamp taxes or other taxes (other than any Excluded Taxes (as defined below)) imposed by any domestic or foreign governmental authority and related in any manner to LIBOR, and (ii) future, supplemental, emergency or other changes in the LIBOR Reserve Percentage, assessment rates imposed by the Federal Deposit Insurance Corporation, or similar requirements or costs imposed by any domestic or foreign governmental authority or resulting from compliance by Bank with any request or directive (whether or not having the force of law) from any central bank or other governmental authority and related in any manner to LIBOR to the extent they are not included in the calculation of LIBOR. In determining which of the foregoing are attributable to any LIBOR option available to Borrower hereunder, any reasonable allocation made by Bank among its operations shall be conclusive and binding upon Borrower, absent manifest error.

If Bank determines, in its sole discretion exercised in good faith, that it has received a refund of any taxes as to which it has been indemnified pursuant to this paragraph (c), it shall pay to Borrower an amount equal to such refund, net of all out-of-pocket expenses (including taxes) of such Bank and without interest (other than any interest paid by the relevant governmental authority with respect to such refund).

Bank shall use reasonable efforts to mitigate any amounts otherwise owed by Borrower pursuant to this paragraph (c), including by designating a different lending office or assigning its rights to an affiliate, provided such designation or assignment does not result in any unreimbursed cost and would not otherwise be disadvantageous to Bank. If Bank declines or is unable to make such designation or assignment, then Borrower may, at its sole expense and effort, upon notice to Bank, require such Bank to assign and delegate all of its interests, rights (other than its existing rights to payments under the Loan Documents, including this paragraph (c)) and obligations under the Loan Documents to an eligible assignee that shall assume such obligations.

“Excluded Taxes” shall mean any (i) income, franchise and branch profits taxes or any Taxes imposed as a result of the Lender’s connection to a jurisdiction, (ii) taxes imposed pursuant to a law in effect as of the date hereof (or, with respect to an assignee, on the date of such assignment) or as of the date such Bank changes its lending office, (iii) taxes attributable to Bank’s failure to deliver, (A) if it is a U.S. Person (as defined in the Code), a duly executed IRS Form W-9, (B) if it is not a U.S. Person, to the extent it is legally entitled to do so, an applicable IRS Form W-8, duly executed, and, to the extent it is claiming the benefits for portfolio interest under Section 871(h) or 881(c) of the Code, a portfolio interest certificate in a form reasonably acceptable to Borrower, (C) such documentation prescribed by applicable law (including under Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Borrower as may be necessary for Borrower to comply with its obligations under FATCA (as defined below) and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment and (D) any other duly executed form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding tax, and (iv) any backup withholding taxes and all liabilities, penalties and interest with respect to any of the foregoing.

Annex 3-5

“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code, any applicable intergovernmental agreements with respect thereto and any fiscal or regulatory legislation, rules or practices adopted pursuant to any of the foregoing; provided, however, that for purposes of clause (iii)(C) of the definition of Excluded Taxes, “FATCA” shall include any amendments made to FATCA after the date hereof.

(c)    Payment of Interest. Interest accrued on this Note shall be payable quarterly, on the first (1st) day of each calendar quarter, beginning on the first (1st) day of the first calendar quarter following the Draw.

(d)    Default Interest. From and after the maturity date of this Note, or such earlier date as all principal owing hereunder becomes due and payable by acceleration or otherwise, or at Bank’s option upon the occurrence, and during the continuance of an Event of Default, the outstanding principal balance of this Note shall bear interest at an increased rate per annum (computed on the basis of a 360-day year, actual days elapsed) equal to two percent (2%) above the rate of interest from time to time applicable to this Note.

BORROWING AND REPAYMENT:

(a)    Borrowing and Repayment. Borrower may at one time designated by the Borrower from the date of this Note up to and including March 23, 2016, borrow (the “Draw”), subject to all of the limitations, terms and conditions of this Note and of any document executed in connection with or governing this Note; provided however, that amounts repaid may not be reborrowed; and provided further, that the total borrowings under this Note shall not exceed the principal amount stated above. The unpaid principal balance of this obligation at any time shall be the total amounts advanced hereunder by the holder hereof less the amount of principal payments made hereon by or for Borrower, which balance may be endorsed hereon from time to time by the holder.

(b)    Required Principal Payments. The outstanding principal balance of this Note shall be amortized over a period of sixty (60) months, beginning on the date of disbursement of the Draw (the “Draw Date”), with principal payable in equal successive installments on the first (1st) day of each calendar quarter over said amortization term (except that if the period between the Draw Date and the first day of the next calendar quarter is less than a full quarter, then the payment applicable to such partial quarter shall be prorated based on a thirty (30) day month), and continuing up to and including July 1, 2020, with a final installment consisting of all remaining unpaid principal due and payable in full on the Term Loan Maturity Date.

(c)    Draw. The Draw hereunder, to the total amount of the principal sum stated above and up to and including March 23, 2016, may be made by the holder at the oral or written request of (i) Borrower’s Executive Vice President/Chief Financial Officer, Senior Vice President/Corporate Controller, Senior VP-Finance and Investor Relations or General Counsel,

Annex 3-6

any one acting alone, who are authorized to request the Draw and direct the disposition of the Draw until written notice of the revocation of such authority is received by the holder at the office designated above, or (ii) any person, with respect to a Draw deposited to the credit of any deposit account of Borrower, which Draw, when so deposited, shall be conclusively presumed to have been made to or for the benefit of Borrower regardless of the fact that persons other than those authorized to request the Draw may have authority to draw against such account. The holder shall have no obligation to determine whether any person requesting the Draw is or has been authorized by Borrower.

(d)    Application of Payments. Each payment made on this Note shall be credited first, to any interest then due and second, to the outstanding principal balance. All payments credited to principal shall be applied first, to the outstanding principal balance of this Note which bears interest determined in relation to the Base Rate, if any, and second, to the outstanding principal balance of this Note which bears interest determined in relation to LIBOR, with such payments applied to the oldest LIBOR Period first.

PREPAYMENT:

(a)    Base Rate. Borrower may prepay principal on any portion of this Note which bears interest determined in relation to the Base Rate at any time, in any amount and without penalty.

(b)    LIBOR. Borrower may prepay principal on any portion of this Note which bears interest determined in relation to LIBOR at any time and in the minimum amount of Five Hundred Thousand Dollars ($500,000.00); provided however, that if the outstanding principal balance of such portion of this Note is less than said amount, the minimum prepayment amount shall be the entire outstanding principal balance thereof. In consideration of Bank providing this prepayment option to Borrower, or if any such portion of this Note shall become due and payable at any time prior to the last day of the LIBOR Period applicable thereto by acceleration or otherwise, Borrower shall pay to Bank immediately upon written demand a fee which is the sum of the discounted monthly differences for each month from the month of prepayment through the month in which such LIBOR Period ends, calculated as follows for each such month:

(i) Determine the amount of interest which would have accrued each month on the amount prepaid at the interest rate applicable to such amount had it remained outstanding until the last day of the LIBOR Period applicable thereto.

(ii) Subtract from the amount determined in (i) above the amount of interest which would have accrued for the same month on the amount prepaid for the remaining term of such LIBOR Period at LIBOR in effect on the date of prepayment for new loans made for such term and in a principal amount equal to the amount prepaid.

(iii) If the result obtained in (ii) for any month is greater than zero, discount that difference by LIBOR used in (ii) above.

Borrower acknowledges that prepayment of such amount may result in Bank incurring additional costs, expenses and/or liabilities, and that it is difficult to ascertain the full extent of such costs, expenses and/or liabilities. Borrower, therefore, agrees to pay the above-described

Annex 3-7

prepayment fee and agrees that said amount represents a reasonable estimate of the prepayment costs, expenses and/or liabilities of Bank. If Borrower fails to pay any prepayment fee when due, the amount of such prepayment fee shall thereafter bear interest until paid at a rate per annum two percent (2.00%) above the Prime Rate in effect from time to time (computed on the basis of a 360-day year, actual days elapsed).

EVENTS OF DEFAULT:

This Note is made pursuant to and is subject to the terms and conditions of the Credit Agreement. Any default in the payment or performance of any obligation under this Note, or any defined event of default under the Credit Agreement, shall constitute an “Event of Default” under this Note.

MISCELLANEOUS:

(a)    Remedies. Upon the occurrence of any Event of Default, the holder of this Note, at the holder’s option, may declare all sums of principal and interest outstanding hereunder to be immediately due and payable without presentment, demand, notice of nonperformance, notice of protest, protest or notice of dishonor, all of which are expressly waived by Borrower, and the obligation, if any, of the holder to extend any further credit hereunder shall immediately cease and terminate. Borrower shall pay to the holder immediately upon written demand the full amount of all payments, advances, charges, costs and expenses, including reasonable attorneys’ fees (to include outside counsel fees and all allocated costs of the holder’s in-house counsel), expended or incurred by the holder in connection with the enforcement of the holder’s rights and/or the collection of any amounts which become due to the holder under this Note, and the prosecution or defense of any action in any way related to this Note, including without limitation, any action for declaratory relief, whether incurred at the trial or appellate level, in an arbitration proceeding or otherwise, and including any of the foregoing incurred in connection with any bankruptcy proceeding (including without limitation, any adversary proceeding, contested matter or motion brought by Bank or any other person) relating to Borrower or any other person or entity.

(b)    Governing Law. This Note shall be governed by and construed in accordance with the laws of the State of California.

[signature page follows]

Annex 3-8

IN WITNESS WHEREOF, the undersigned has executed this Note as of the date first written above.

KORN/FERRY INTERNATIONAL, a Delaware corporation

By:
Name: Robert Rozek. Title: Chief Financial Officer and Treasurer

Annex 3-9

Annex 4

Designated Tax Preferred Subsidiaries Excluded from Section 6.8

The following foreign subsidiaries are targeted for transfer into the holding company structure as of September 17, 2015 (Phase 3 of Project Arsenal in three priority tiers):

Priority 1

Korn/Ferry International SRL (Italy)

Korn/Ferry International AS (Norway)

Korn/Ferry International Budapest Personnel Consulting and Service Kft. (Hungary)

Korn/Ferry International Sp. Z.o.o. (Poland)

Korn/Ferry International Futurestep (Polska) Sp. Z.o.o. (Poland)

Korn/Ferry International Futurestep (Holding) BV (Netherlands) and its subsidiaries:

•	Korn/Ferry International Futurestep (France) SARL (France)
•	Futurestep Espana, S.L. (Spain)
•	Korn/Ferry International Futurestep (Belgium) BVBA (Belgium)
•	Futurestep Italia S.r.l. (Italy)

Korn/Ferry International (Korea) Limited (Korea)

Korn/Ferry International (Taiwan) Co., Ltd. (Taiwan)

Priority 2

Korn/Ferry International Futurestep (Canada) Inc. (Canada)

Korn/Ferry Canada, Inc. (Canada)

Priority 3

Korn/Ferry International S.A. (Spain)

Korn/Ferry International S.A. (Greece)

Korn/Ferry International AB (Sweden)

Futurestep Germany GmbH (Germany)

PT Korn/Ferry International (Indonesia)

Korn/Ferry International (M) Sdn. Bhd. (Malaysia)

Futurestep (Shanghai) Talent Consulting Company Limited (China)

Annex 4-1